Exhibit (c)(ii)

 Project Kona: Special Committee discussion materials  April 9, 2025  Exhibit (c)(ii)

 Contents  Rothschild & Co qualifications  Executive summary  Appendix  3  14  26

 1  Rothschild & Co qualifications

 Highly experienced team for Kona’s Special Committee  Deep connectivity / digital infrastructure expertise, significant Special Committee experience  Involvement in Consolidated Communications’ Special Committee assignment  Media & Telecom execution support  Sector M&A knowledge and experience  Special Committee & public company advisory expertise  Successful navigation of complex M&A situations  Dominic Kenneally  Associate, M&T  Joined in 2023  Rickard Blecker  Analyst, M&T  Joined in 2023  Hailee Seehusen  Analyst, M&T  Joined in 2024  Senior Rothschild & Co leadership team  Jonathan Herbst  Partner  Head of Media & Telecom  27+ years of experience  Select experience:  Evolve IP on its combination with ATSG  Sale of Consolidated Communications  Omnibus advisor to Shentel  INAP on multiple asset sales  Blackstone acquisition of Phoenix Tower  GTCR acquisition of Point Broadband  Wren House acquisition of i3 Broadband  Uniti in relation to Windstream’s restructuring  Sale of Great Plains Communications  James Ben  Partner  Head of M&A  25+ years of experience  Select complex, pubco M&A experience:  John Swire & Sons acquisition of Swire Coca-Cola USA from Swire Pacific  Sale of Consolidated Communications  Sale of Meridian Bioscience to SD Biosensor and SJL Partner  Sale of Veoneer to Qualcomm and SSW Partners  Coke Consolidated on multiple territory purchases from Coca-Cola Company  Sale of Pep Boys to Icahn Enterprises  David Dreyfus  Director  Media & Telecom  10+ years of experience  Select experience:  Evolve IP on its combination with ATSG  NaaS provider on contemplated capital raise  Alaska Communications on its refinancing  Sale of Consolidated Communications  Sale of Ventus to Digi International  Wren House acquisition of i3  Broadband  Printful on its preferred capital raise from Bregal Sagemount  Sale of NewWave to Cable One  Global sector support  Warner Mandel  Global Co-Head of TMT  30+ years of experience  Select experience:  Wireless Logic on the acquisition of Webbing  Telit take private by DBAY Advisors  Montagu on its acquisition of CVC’s minority stake in Wireless Logic  Anton Black  Partner, TMT 20+ years of experience  Capital markets support  Michael Speller  Partner, Head of Debt Advisory  25+ years of experience  Charles Huyghues-Despointes  Director, Debt Advisory  12+ years of experience  1. ROTHSCHILD & CO QUALIFICATIONS  4

1. ROTHSCHILD & CO QUALIFICATIONS

Rothschild & Co's leading global advisory practice

The only bank to combine the long-term approach and client-first values of the advisory-only model with the scale, experience and global reach of the largest universal banks

Leading independent advisory firm and unique advisory model

- **Leading independent advisor** consistently advising on more transactions than even the largest banks
  - History and experience navigating complicated transactions balancing nuanced shareholder dynamics
  - Experts across M&A / strategic advisory, debt & restructuring and equity advisory
- **Unbiased, advisory-only services** with deep history providing bespoke, conflict-free advice
  - Our pure advisory focus means we only have one client in any given transaction and our work remains impartial
  - Credibility in complicated situations
- **Unparalleled global platform** with deep relationships across the globe

Rothschild & Co's guiding principles and differentiation

Objective Advice	Independent family-controlled business with over 200 years of history	
Relationship Focused	Consistent senior banker involvement and dedicated teams – high repeat business	
Creativity & Rigor	Insightful and innovative to deliver the best solutions	
Core Values	Client-first	Discretion & integrity
	Long-term perspective	Ownership & banker stability

Long established global presence – 200+ year history

- Extensive global firm with seamless collaboration
- **59** offices across **47** countries
- **c.1,400** bankers globally; **c.250** in the U.S. and Canada
- North American offices in New York, Boston, Los Angeles and Toronto



Consistent advisory leadership globally

2023 - 2024 global M&A[1]		
1	Rothschild & Co	618
2	Houlihan Lokey	590
3	JP Morgan	587
4	Goldman Sachs	584
5	Morgan Stanley	508
6	Lazard	426
7	Jefferies	370
8	BofA Securities	359
9	UBS	326
10	Citi	298

The Banker Investment Banking Awards
Independent Investment Bank of The Year
2023

The Banker Investment Banking Awards
Investment Bank of the Year for M&A
2023

Euromoney Awards for Excellence
EUROMONEY AWARDS FOR EXCELLENCE 2024
Western Europe's Best Bank for Advisory
2024

Mergermarket European M&A Awards
European Mid-Market M&A Financial Adviser of the Year
2024

Source: Refinitiv
Note:
Announced deals by number from 1/1/2023 to 9/30/2024

5

 Why Rothschild & Co  We believe Rothschild & Co is uniquely positioned to assist Kona and its Special Committee  Deep sector expertise across connectivity as well as digital infrastructure  Rothschild & Co senior bankers have successfully sold telecom / connectivity companies for more than 20 years  We understand the near and long-term trends / risks / opportunities in the sector  We have multiple recent engagements with relevant industry peers and deep buyer relationships to bring to bear  Recent experience assisting boards of public telecom businesses to evaluate simultaneous sale and capital raise paths  Informed perspective on market valuation  Involvement in multiple real-time situations gives us highly attuned insight into the public and private market valuations of similar businesses across varying network types and maturity levels  – Recent engagements in Connectivity include Montagu / Wireless Logic, DBAY / Telit, Digi / Ventus, among others  Experience with value-add infrastructure as well PE funds focused on connectivity / B2B services  Active dialogue with multiple strategics in the sector on M&A / capital raising situations  Extensive public company sell-side and Special Committee expertise  Relevant sector examples: Consolidated Communications, SureWest, Lumos, Hawaiian Telcom, Shentel, Alaska Communications, nTelos, Sprint  Successfully leveraged sector knowledge and longstanding relationships with strategic / financial buyers to benefit clients  Independent and conflict free  Free from actual or perceived conflict with Kona and Samoa or its portfolio entities  Fair and balanced assessment of the Company’s situation  No lending or advisory activity with the Company that could influence our advice / independence  Multi-disciplinary team  Dedicated suite of senior leaders overseeing all steps of any transaction process with global strategic buyer access  Debt Advisory team will assist in assessing the current capital structure and availability of financing to support a competing proposal  Highly relevant experience in dealing with Samoa as a take-private buyer  Recently served as advisor to the Special Committee of Consolidated Communications on the Samoa / BCI offer to take the  company private  Successfully guided Special Committee through its evaluation of Samoa’s proposal and strategic alternatives to the proposal  Engaged in negotiations which resulted in a material increase in price per share (18% increase to initial offer price) despite little strategic / negotiating leverage  Strong parallels to Kona situation give Rothschild & Co unique perspectives to help the Special Committee navigate the situation  1. ROTHSCHILD & CO QUALIFICATIONS  6

1. ROTHSCHILD & CO QUALIFICATIONS

Extensive experience in global B2B services

Highly relevant track-record in managed network / connectivity and enterprise solutions

Managed network / Connectivity

1nce
Advisor on strategic options
Current

Echoes Solutions
Disposal of Echoes Solutions to Moving Intelligence
2024

Wireless Logic
Acquisition of Webbing by Wireless Logic
2023

Telit
Financial and Rule 3 Advisor to Telit on the £307m recommended all-cash offer by DBAY Advisors
2022/21

Montagu
Advisor to Montagu Private Equity in its acquisition of a minority stake in Wireless Logic from CVC
2021

Ventus
Advisor to Ventus on its $347m sale to Digi International
2021

CEE Equity
Adviser to CEE Equity on the sale of Invitech to 4iG
2021

Buysse & Partners
Advised ESAS on Sale to Circet by Buysse & Partners
2020

ECI Partners
Advisor to ECI on its investment in CSL Group
2020

I Squared Capital
Debt advice on its $2.15bn acquisition of GTT's infrastructure business
2020

GlobalInternet
Advisor to GlobalInternet on disposal to Expereo and Apax Partners
2020

Tele2
Sale of its German business to Tele2 Germany management
2020

Enterprise solutions

OVH Groupe
Advisor on IPO and various debt issuances
2025/24/21

Evolve IP
Sole financial advisor to Evolve IP on its combination with ATSG
2024

Atos
Sale of Atos' Unified Communications & Collaboration Services
2023

INAP Colocation
Joint lead advisor to company on sale to Evocative
2022

INAP Network
Joint lead advisor to company on sale to Unitas Global
2022

Qunifi
Sole financial advisor to Qunifi on its sales to Dstny
2022

Service Express
Advisor to Service Express on its acquisition of Blue Chip
2021

Koch Equity Development
Advisor to Koch Equity Development on its acquisition of Transaction Network Services
2021

Onecom
Advisor to Onecom on acquisition of the Retail and Partner divisions of 9 Group Limited
2021

Inteliquent
Advisor to Inteliquent on $1.1bn sale to Sinch
2021

CorpFlex
Advisor to CorpFlex and its shareholders on sale to Claranet
2020

Service Express / Pamlico Capital
Sale of Service Express to Harvest Partners
2019

7

1. ROTHSCHILD & CO QUALIFICATIONS

Established track record of successfully executing IoT / connectivity transactions

Company	R&Co role(s)	Company overview	R&Co value-add
wireless logic	▪ 2023: advisor on Wireless Logic's acquisition of Webbing ▪ 2021: advisor to Montagu Private Equity on its acquisition of CVC's remaining minority equity stake and refinancing	▪ Largest independent IoT connectivity provider in Europe	▪ Conducted market check to minority investor short-list with tailored marketing materials and detailed investor model to buy out CVC's stake ▪ Prepared in-depth valuation analysis to support the Montagu IC's decision-making in acquiring the CVC stake alongside management ▪ Assisted with both equity recapitalization and debt refinancing
INAP	▪ 2022: joint lead advisor on the sale of INAP's Network segment to Unitas Global (subsequently PacketFabric) ▪ 2022: sale of INAP's Colocation segment to Evocative ▪ 2020: advised INAP's lenders on its restructuring	▪ Secure NaaS / infrastructure solution provider	▪ After working as financial advisor to INAP's lenders during its restructuring, we executed a multi-year, multi-step process to sell the company ▪ Included carve-out of multiple businesses, adding complexity of intercompany relationships and multi-product customers ▪ Managed multiple constituents – each with differing, and sometimes conflicting, objectives
Telit *(4 transactions in the last 5 years)*	▪ 2022: advisor on Telit's all-share acquisition of Thales's cellular IoT business ▪ 2021: financial and Rule 3 advisor to Telit on DBAY Advisors' recommended all-cash offer	▪ IoT provider offering modules, plans, software and platforms	▪ Key strategic advisor across asset disposals, its take-private and its acquisition of Thales' industrial and automotive cellular IoT business ▪ Helped the company evaluate strategic options during sustained share price downturn prior to take-private ▪ Led diligence and negotiated with DBAY over 7 rounds, resulting in a 26% price increase from the initial proposal as DBAY built its insider stake
Ventus Global Network Solutions	▪ 2021: advisor to Ventus Holdings on its $347m sale to Digi International	▪ ATM and Gaming focused Wireless IoT connectivity provider	▪ Assisted founder-owner in developing impactful marketing materials, market story and value-prop as well as development of Ventus' forecast model ▪ Successfully identified and positioned key commercial diligence topics in advance of and during outreach
expereo	▪ 2020: advisor to Globalinternet on its sale to Expereo and Apax Partners ▪ 2018: advisor to Carlyle on its sale of Expereo to Apax Partners	▪ Global enterprise-focused network aggregation	▪ Leveraged network and industry expertise to identify likely buyers and design highly competitive processes for respective sell-sides ▪ Explored interest from broad range of global carriers, asset-lite connectivity providers and financial sponsors ▪ Highlighted Expereo's unique business model, technology and go-to-market strategy to secure significant value uplift

8

1. ROTHSCHILD & CO QUALIFICATIONS

Leading advisor to Special Committees & public companies

Select Special Committee & BoD advisory mandates

Paramount Global	Consolidated Communications	Verso Corporation	Rio Tinto	BAT	Coca-Cola Bottling Consolidated Co.	Olam	Dana	Federal-Mogul
Advisor to Paramount Global on its $28bn+ merger with Skydance Media[1]	Sale to Searchlight Capital and BCI for $3.1bn	Sale of Verso Corporation to BillerudKorsnäs AB for c. $825mm equity value	$2.7bn proposal for 49% of Turquoise Hill Resources	$3.5bn delisting offer of Souza Cruz	Fairness Opinion in connection with distribution rights and assets in DL, MD, NC, PA, VA, & WV	Independent adviser to Independent Directors of Olam on $4.2bn cash offer of Olam by Breedens Investments	Advisor to the Special Committee on repurchase of Series A Preferred Stock from Centerbridge Partners, LP for $472mm	Advisor to Special Committee of Federal-Mogul on $500mm rights issue
Current	**Advisor to Special Committee**	**Advisor to Special Committee**	**Financial Advisor to Ro Tinto**	**Advisor to minority shareholders of Target**	**Advisor to Board / Related Party transaction**	**Advisor to Independent Directors**	**Advisor to Special Committee**	**Advisor to Special Committee**

Sitronics (Special Committee)	Justice Holdings Ltd.*	Edison	Cargill (Trustee of the Charitable Trust)	NCO Group*	Comverse Technology	BWAY	Spectrum Brands, Inc.*	Chesapeake Corp
Advised Special Committee on tender offer by majority shareholder to minority shareholders for remaining 37% stake in $950mm transaction	$7.5bn merger with Burger King Worldwide Holdings	Fairness opinion in to independent directors in connection with the public tender offer on Edison's share capital launched by EdF	$24.3bn split-off and distribution of Cargill's stake in Mosaic	$1.2bn Special Committee role for the NCO Group going private proposal received from management and backed by One Equity Partners	$1.9bn merger with Verint Systems (Advisor to parent)	Advisor to the Special Committee of BWAY in the context of its $915m acquisition by Madison Dearborn Capital	Special Committee Advisor on $675mm combination with Russell Hobbs, Inc.	Advisor to the Special Committee of Chesapeake Corp. in the context of its $485m acquisition by Irving Place Capital and Oaktree
Advisor to Special Committee	**Advisor to Special Committee**	**Advisor to Independent Directors**	**Advisor to trustee of Charitable Trust**	**Advisor to Special Committee**	**Advisor to the Board of Directors**	**Advisor to Special Committee***	**Advisor to Special Committee**	**Advisor to Special Committee***

Reinsurance Group of America*	Panavision *	Adelphia Communications Corp.*	Panavision *	Revlon, Inc.*	OSG	AMC Entertainment	GCR International Shipping Corp.	Tele-Communications, Inc.*
Advisor to the Special Committee of Reinsurance Group of America Incorporated in the context of its separation from MetLife	Advisor to the Special Committee of the Board of Directors of Panavision in two transactions involving the controlling shareholder (MacAndres & Forbes)	Advisor to the Special Committee of Adelphia Communications Corp. in the context of its $17.6bn acquisition by Time Warner Inc. and Comcast Corp.	Advisor to the Special Committee of Panavision on the acquisition of the remaining stock by MacAndrews & Forbes Holding	Special Committee Advisor (withdrawn) on attempted take private by MacAndrews & Forbes	Going-private transaction initiated by majority equity holder	Going-private transaction initiated by controlling stockholder	Possible going-private proposed by direct competitor	Advisor to TCI on $69bn sale to AT&T
Advisor to Special Committee	**Advisor to Special Committee**	**Advisor to Special Committee**	**Advisor to Special Committee**	**Advisor to Special Committee**	**Advisor to Special Committee***	**Advisor to Special Committee***	**Advisor to Special Committee***	**Advisor to Special Committee**

Trusted advisor for public company M&A

Clearlake	STG	Apollo Global	Meridian Bioscience	Veoneer	Cornerstone / Clearlake	Builders FirstSource	Cision	Solera
$7.7bn take-private acquisition of Dun & Bradstreet	~$1.4bn acquisition of Avid Technology by STG	$7.1bn acquisition of Tenneco	$1.5 billion all-cash sale to SDB Biosensor and SJL Partners	$4.5bn sale to Qualcomm	~$5.2bn acquisition of Cornerstone OnDemand	$7.0bn merger with BMC Stock Holdings	~$2.7bn sale of Cision to Platinum Equity	~$6.5bn sale of Solera to Vista Equity Partners
2025	**2023**	**2023**	**2022**	**2022**	**2021**	**2021**	**2020**	**2019**

Note:
1. Pending transaction

*Transaction led by Rothschild banker while at predecessor firm

9

 Rothschild & Co’s leading Special Committee practice  Rothschild & Co is an active advisor to Special Committees and has significant experience in providing advice in connection with related party transactions  We actively follow developments in Delaware law and understand the unique requirements that are placed on Special Committee members and management when considering a related party transaction; we tailor our advice and the services we provide to ensure the needs of the Special Committee are met  Rothschild & Co is the leading global independent advisory firm  We are never a counterparty to our clients, we do not lend or underwrite and sell only one product: our advice  We align our interests with those of our clients and not to “structure” or “manage” around conflicts  Our Special Committee practice benefits from the relevant strengths of the firm as applied to a given situation  We believe we would be uniquely positioned to advise the Special Committee of Kona  The world’s premier independent equity advisor  We have historic knowledge of Kona and its comparables and can efficiently diligence the business and develop an independent point of view  Rothschild & Co regularly renders fairness opinions as a core part of our advisory business including in connection with related party transactions  All fairness opinions rendered by Rothschild & Co must be approved by the Global Advisory Commitment Committee, which is composed of senior members of Rothschild & Co’s investment banking team and legal department  We are also experienced in rendering opinions in cross-border transactions where local market knowledge is required to develop a full context of a  transaction  Long established global presence – 200+ year history  As a leading global advisory firm, Rothschild & Co has extensive experience advising Special  Committees on a wide array of situations  Experienced Special Committee advisor  Experienced fairness opinion provider  Special Committee practice expertise is built upon the substantive strengths of the firm  Independent, impartial advice  1. ROTHSCHILD & CO QUALIFICATIONS  10

 Case study: Sale of Consolidated Communications  Exclusive financial advisor to the Special Committee of the Board of Directors on the Searchlight  / BCI offer to take the company private  Transaction background  Transaction highlights  Shareholders received $4.70 per share in cash  18% premium to initial offer price  Implied enterprise value of approximately $3.1bn  The transaction implied a 9.6x multiple on the  Company’s LTM PF Adj. EBITDA as of June 30, 2023  The consideration corresponded to:  A premium of approximately 70% to the unaffected price (April 12, 2023)  A premium of approximately 89% to the Company’s unaffected 1-month volume-weighted average share price (“VWAP”)  A premium of approximately 33% to the Company’s  unaffected 6-month VWAP  The transaction closed in Q4 2024  In 2021, Searchlight Capital Partners (“Searchlight”) invested approximately $425m into Consolidated Communications (“Consolidated”, “CNSL” or the “Company”), obtaining a 34% stake in the Company’s common shares (in addition to preferred equity)  In April 2022, Searchlight made public its intentions to acquire the remaining publicly held shares and take the Company private  On April 12, 2023, Searchlight, in conjunction with British Columbia Investment Management Corporation (“BCI”), submitted a preliminary offer to take the Company private  Offer price of $4.00 per share, a 45% premium to then current share price of $2.76  Upon receipt of the offer, the Company formed a Special Committee of the Board of Directors (the “Special Committee”) to evaluate the Searchlight / BCI offer  Rothschild & Co was subsequently retained by the Special Committee to advise it on evaluating the offer  Rothschild & Co value-add  Special Committee of Board of Directors  Sale to Searchlight Capital and BCI for $3.1bn  2024  “We are pleased to have reached this agreement with Searchlight and BCI, which delivers a significant and certain cash premium to our shareholders”  Robert Currey Chairman of the Board and Special Committee Chair  “As we navigate this environment, we will have increased flexibility as a private company and Searchlight will continue to be an outstanding partner as we advance our transformation to a leading fiber-first provider. We believe this continued partnership will create an outstanding outcome for the Company, our customers and our employees”  Bob Udell President and CEO of Consolidated Communications  Leveraged significant broadband sector and company-specific knowledge to assess sector trends, Consolidated's positioning, growth trajectory and relative M&A benchmarks  Guided the Special Committee through its evaluation of various strategic alternatives to the transaction, including but not limited to a review of past and current business operations and financial conditions, review of Management's financial projections and assessment of alternative financing  Engaged in negotiations which resulted in a material increase in value per share (~18% increase over the initial offer price)  Achieving a premium valuation for the Company and its shareholders  Highest disclosed transaction multiple for an ILEC  Assisted in securing FOR recommendations from ISS and Glass Lewis and shareholder approval despite public opposition from dissident shareholders  11  1. ROTHSCHILD & CO QUALIFICATIONS

1. ROTHSCHILD & CO QUALIFICATIONS

How Rothschild & Co drove the process to a successful outcome for Consolidated Communications

R&Co value-add

- ✔ Prior to holding substantive discussions with Searchlight, R&Co engaged with the Special Committee and mgmt. to refine the business plan in light of liquidity constraints
- ✔ Evaluated Company objectives, market dynamics, financing alternatives, gauged potential buyer interest and prepared detailed valuation to frame negotiations with Searchlight
- ✔ Acted as a negotiator with Searchlight resulting in numerous price increases
- ✔ Supported management in negotiations with lenders for improved credit terms as the process unfolded
- ✔ Managed regular dialogue with activist shareholder
- ✔ Assisted management, the Special Committee and CNSL's PR advisor in preparing letters to shareholders to refute activist claims and drive voting behavior
- ✔ Drafted comprehensive materials and prepared the SC to present to ISS / Glass Lewis resulting in a FOR vote

ISS and Glass Lewis presentation materials[1]


Transaction Offers Shareholders a Compelling and De-Risked Valuation
Special Committee Won a 70% Price Premium Even As Peers Were Falling
...While Multiple is Higher than Any Relevant Public LEC Precedent in a Decade

Activist shareholders counterarguments[1]


Voting Down this Deal Would Be Disastrous For Shareholders
Voting Down this Deal Would Be Disastrous For Shareholders (cont'd)
Voting Down this Deal Would Be Disastrous For Shareholders (cont'd)

Robust process to deliver CNSL an improved outcome

- **35+** Special Committee ("SC") meetings
- **6** Total price increases
- **~18%** Improvement in equity value
- **70%** Premium to unaffected price[2]
- **0** Alternative bidders expressed interest, despite long and public process


$2.76
$4.00
$4.20
$6.00
$4.35
$5.25
$4.50
$5.05
$4.55
$4.80
$4.65
$4.70
$4.70
April 12, 2023
Initial offer
Revised offer #1
SC counteroffer #1
Revised offer #2
SC counteroffer #2
Revised offer #3
SC counteroffer #3
Revised offer #4
SC counteroffer #4
Revised offer #5
SC counteroffer #5
Agreed price

	Initial offer	Revised offer #1	Revised offer #2	Revised offer #3	Revised offer #4	Revised offer #5	Agreed price
Premium to unaffected price[2]	45%	52%	58%	63%	65%	69%	70%
Premium to unaffected EV[2]	6%	10%	16%	17%	17%	18%	18%

Comprehensive six-month process

Notes:
1. Schedule 14A prepared in Consolidated Communications process
2. Unaffected date is April 12, 2023, the last trading day prior to public announcement of the Searchlight non-binding proposal

12

1. ROTHSCHILD & CO QUALIFICATIONS

How Rothschild & Co drove the process to a successful outcome for VERSO Corporation

R&Co value-add

- ✔ Prior to engaging with buyers, assisted management and the Special Committee in formulating a business plan that reflected the Company's prospects
- ✔ Provided the Special Committee with financial analysis that supported their deeming the Atlas proposal insufficient
- ✔ Provided the Special Committee with an informed assessment of the prospects for Billerud to table on attractive offer
- ✔ Developed negotiation tactics to drive the process forward
- ✔ Acted as negotiator with Billerud and its advisors
- ✔ Provided a fairness opinion to the Special Committee and Board of VERSO

Transaction background

- On December 19, 2021, VERSO Corporation ("VERSO" or the "Company") announced it had entered into a definitive agreement to be acquired by BillerudKorsnäs ABC ("Billerud") for $27.00 per share
- The transaction followed an unsolicited proposal from Atlas Holdings to acquire VERSO for $20.00 per share in cash (the "Atlas proposal")
  - Atlas was a 9% holder in VERSO with 2 appointees on the VERSO board of directors
- $27.00 acquisition price represented a premium of:
  - 57% to the unaffected price prior to the Atlas proposal
  - 26% to the 30-day VWAP
- Rothschild & Co acted as exclusive financial advisor to the Special Committee

Focused process to drive value for VERSO


$17.20
$20.00
PR announces Special Committee
13D / PR Atlas NDA SC determined Atlas proposal insufficient
$24.00
SC sent letter to Billerud requesting a revised proposal
Billerud site visits
$25.00
$26.50
$27.00
Unaffected date July 9, 2021
Atlas proposal July 11, 2021
August 6, 2021
August 21, 2021
Billerud proposal #1 September 29, 2021
October 15, 2021
November 9-17, 2021
Billerud proposal #2 December 1, 2021
Billerud proposal #3 December 4, 2021
Final Billerud proposal

	Atlas proposal	Billerud proposal #1	Billerud proposal #2	Billerud proposal #3	Final Billerud proposal
Premium to unaffected	**16%**	**40%**	**45%**	**54%**	**57%**
Atlas Proposal	**-**	**20%**	**25%**	**33%**	**35%**

Six-month process during COVID travel ban

Source: Proxy filings

13

 2  Executive summary

2. EXECUTIVE SUMMARY

Preliminary thoughts on Kona's situation

1. **Samoa looks to have followed a playbook with Kona similar to that used with CNSL (and other distressed public company situations)**
   - Rescue preferred investment with material common ownership
   - Portable capital structure and blocking rights on new capital position for a high probability take-private
   - Deep integration with management to drive strategy in direction they desire post take-private
2. **Simply getting repaid on its preferred is a suboptimal outcome for Samoa**
   - Initial capital deployment below target size for a Samoa investment ($153m on a $4bn fund)
   - Significant time / attention invested in Kona business from Samoa team to date
   - 13% per annum preferred coupon plus value of warrants only hits typical Samoa return targets at significant premium to current stock price
   - Long dated maturity (2033) with no ability to accelerate liquidity limits Samoa options outside of a take-private
3. **In December 2024, Samoa filed an amended Schedule 13D indicating it may seek to acquire all of Kona's outstanding shares; Samoa has a strong incentive to succeed in its effort to take Kona private**
   - Allows topping up investment to typical Samoa levels
   - Ability to reposition Kona outside the eye of public markets
   - Provides full control of outcome / timing
   - Unlocks ability to generate Samoa level returns
4. **However, Kona's recent operational / financial improvements give it options**
   - Attractive business to short list of high-probability, motivated buyers
   - Synergy potential unlocks value that Samoa cannot capture
5. **Samoa does have certain structural advantages**
   - Samoa can roll the existing capital structure and require a third-party to refinance its preferred
   - Preferred make-whole starting in November 2025 materially increases obligation for third-party buyer
   - In partnership with Amelia, they control ~37% of diluted common shares which creates a challenge to an alternate buyer obtaining >50% of the shareholder vote
6. **Key to driving to best outcome for Kona shareholders is creating viability of alternatives**
   - Support that standalone business plan will generate greater risk adjusted value
   - Near-term process to surface real alternative interest in the business inside of minimum return threshold beginning in November 2025
   - Willingness to push Samoa to maximum "ability to pay"

15

 Nov ’24  5:1 reverse stock split  Nov ’24 Completes restructuring  plan  Kona historical trading performance  Share price (~$2.30) and EV / NTM EBITDA multiple (~7.9x 2025E EBITDA) have stabilized  post-restructuring, though market valuation remains slow to reflect operational improvements  Sources: Company filings, FactSet (as of April 8, 2025), press releases  Notes:  Fully diluted shares include outstanding shares, penny warrants issued to Samoa, RSUs and PSUs (except where anti-dilutive)  Ownership percentage calculated on a fully diluted basis  Kona stock price and valuation multiple1 history since 2021 de-SPAC  Stock price ($ actuals)  EV / NTM EBITDA multiple (x)  Select data points  Nov ’23 Kona reports strategic investment from Samoa disclosing 12.0% ownership2  Dec ’24 Samoa files an amended 13D indicating it may seek to acquire  Kona  Apr ’24  CEO  transition  Feb ’22 Announces acquisition of Business Mobility Partners & SIMON  Mar ’23 Announces acquisition of Twilio’s IoT business unit  Stock price  Q / K filed  Samoa events  Other events  EV / NTM EBITDA  Share price  $2.27  3-month return  12%  3-year return  (92%)  Return since de-SPAC  (95%)  VWAP  10-day  $2.35  30-day  2.42  90-day  2.26  52-week performance  High  $4.88  Low  1.10  Historical trading multiples  Current  7.9x  3-month  7.8x  6-month  7.5x  1-year  5.0x  De-SPAC opening  15.2x  $2.27  0.0x  2.0x  4.0x  6.0x  8.0x  7.9x  10.0x  12.0x  14.0x  6-month return  8%  16.0x  1-year return  (32%)  2-year return  (63%)  $0.00  $5.00  $10.00  $15.00  $20.00  $25.00  $30.00  $35.00  $40.00  $45.00  Oct-21 Apr-22 Oct-22 Apr-23  Oct-23  Apr-24  Oct-24  Apr-25  2. EXECUTIVE SUMMARY  16

 Ilustrative share price  $2.27  $2.62  $3.00  $5.00  $7.00  $9.00  $11.00  $13.00  $15.00  Implied premia to:  Current (April 8, 2025)  $2.27  -  15.4%  32.2%  120.3%  208.4%  296.5%  384.6%  472.7%  560.8%  1-month VWAP  $2.42  (6.2%)  8.3%  24.0%  106.6%  189.3%  271.9%  354.6%  437.2%  519.8%  3-month VWAP  $2.26  0.3%  15.7%  32.5%  120.8%  209.2%  297.5%  385.8%  474.2%  562.5%  6-month VWAP  $3.00  (24.4%)  (12.7%)  (0.0%)  66.6%  133.3%  199.9%  266.6%  333.2%  399.9%  52-week high  $4.88  (53.5%)  (46.3%)  (38.5%)  2.5%  43.4%  84.4%  125.4%  166.4%  207.4%  52-week low  $1.10  106.4%  138.2%  172.7%  354.5%  536.4%  718.2%  900.0%  1,081.8%  1,263.6%  (x) Fully diluted shares outstanding  17  17  17  17  17  17  17  17  17  Implied equity value  $39  $45  $51  $85  $119  $153  $187  $221  $255  (+) Value of Samoa warrants  $5  $6  $7  $12  $17  $22  $26  $31  $36  Equity value incl. warrants  $44  $51  $58  $97  $136  $175  $213  $252  $291  25E EBITDA incl. 10% expense synergies  $88  5.8x  5.9x  5.9x  6.4x  6.8x  7.3x  7.7x  8.2x  8.6x  25E EBITDA incl. 20% expense synergies  $111  4.6x  4.6x  4.7x  5.0x  5.4x  5.7x  6.1x  6.4x  6.8x  (+) Net debt  $285  $285  $285  $285  $285  $285  $285  $285  $285  (+) Preferred stock (at liquidation pref.) 3  $177  $177  $177  $177  $177  $177  $177  $177  $177  Implied enterprise value  $506  $513  $521  $559  $598  $637  $676  $715  $754  Memo: implied EV premium  Implied multiples:  -  1.3%  2.8%  10.5%  18.1%  25.8%  33.5%  41.1%  48.8%  EV / Adj. EBITDA  24E $55  9.3x  9.4x  9.6x  10.3x  11.0x  11.7x  12.4x  13.1x  13.8x  25E $64  7.9x  8.0x  8.1x  8.7x  9.3x  9.9x  10.5x  11.1x  11.7x  Memo: incremental make-whole after Nov. 2025 4  Memo: implied 2025E EV / EBITDA inclusive of make-whole  $93 9.3x  $92 9.4x  $91 9.5x  $86 10.0x  $81 10.6x  $77 11.1x  $72 11.6x  $67 12.1x  $62 12.7x  Synergized EV / Adj. EBITDA   Current Unaffected 2  Kona’s valuation at various stock prices  10x valuation (at current preferred liability) implies approximately $9 per share  Sources: Company filings, FactSet (as of April 8, 2025), Wall Street research  Notes:  1. Transaction assumed to occur prior to 11/15/25 with current capital structure  Unaffected date as of 12/14/2023, the date prior to Samoa’s initial 13D filing  Liquidation preference inclusive of accumulated PIK interest (as of 9/30/2024) and 102 call premium  Incremental value vs. 9/30/24 preferred balance  Implied valuation at various prices1  2. EXECUTIVE SUMMARY  17

 Alternative strategies for Kona to consider  There are multiple potential paths to enable the Special Committee to explore alternative interest  while balancing opportunity and risk  Rationale Considerations  Launch formal process without offer  Wait for offer, launch sale process  Wait for offer, negotiate with Samoa, go-shop  Wait for offer, negotiate with Samoa, go-shop, consent solicitation  Evaluate market interest with time to reach alternative deal inside of make-whole window  Alternative transaction difficult without Samoa / Amelia support  Bidders may be reluctant to engage prior to  establishment of a price target through a Samoa offer  Provides opportunity to test market after locking in Samoa  Potential to use threat of go-shop to spur Samoa to increase its proposal  Limited ways to create leverage with Samoa  Go-shops have historically had a limited ability to generate additional offers  Provides higher degree of competitive tension  Known capital structure makes proposals easier to compare  Opens the process up to a larger pool of new bidders  Samoa’s response to both a go-shop and consent solicitation would likely be negative  More constructive debt market / pricing today makes consent solicitation less of a priority  Opportunity to create competitive tension for Samoa and capture additional valuation upside  Established price target for alternative bidders  Length of process – needs to be quick as make-whole for Samoa comes into effect November 2025  Dependent on Samoa desire to submit an offer early; they are advantaged the longer they wait  2. EXECUTIVE SUMMARY  18

 Illustrative action plan – Immediate sale process  Key action items and illustrative timing to ensure an efficient sale exploration and / or Samoa engagement  Estimated timing (weeks)  Topic  Objective  Rothschild & Co action items  1  2  3  4  Step 1  Initial information gathering / banker diligence  Provide advisors with all necessary information to prepare for a potential sale process and / or evaluate any proposal received from Samoa  Provide initial information request list, hold initial call / meeting with Kona management (“Management”)  Initial call with Samoa to open line of communication to further understand objectives  Step 2  Management Plan review  Obtain Kona’s current Management Plan  Assess whether the plan represents a basis upon which to evaluate the value of Kona and to use for sale process  Review business plan with management; provide outside-in assessment on the feasibility of the Management Plan and share other key learnings with the Special Committee  Use Rothschild & Co’s knowledge of the connectivity industry to ensure the Special Committee has context on the Management Plan and is comfortable the plan is a reasonable basis to value and market the Company  Step 3  Document preparation  Ensure all materials are in place to support efficient outreach and due diligence  Finalize marketing materials and financial model  Prepare initial diligence materials, data-pack and preliminary financing read (for sponsors)  Coordinate internal ownership of document updates and review process  Step 4  Determine scope of sale process  Establish calling list / buyer outreach  Align on process framework  Formalize buyer / contact list  Prepare outreach script  2. EXECUTIVE SUMMARY  19

2. EXECUTIVE SUMMARY

Launching an immediate sale process – Key considerations

Scope of outreach	▪ Decide whether to go broad or only to a targeted buyer list focused on high-likelihood strategic buyers (greater depth → longer timeline) ▪ Explore subset of sponsors, though interest likely to be limited due to process dynamics with Samoa
Samoa's participation	(a) Samoa elects to participate in sale process: placed on same timeline as other bidders (b) Samoa elects to stay on the sideline: ability to use competing proposal to push Samoa up, or alternatively, let Samoa engage as part of go-shop process if alternative transaction is reached; Samoa can still elect to submit a proposal letter
Amelia impact on process	▪ Third-party interest may hinge on Amelia's intentions — sale of full stake vs. retained ownership / roll
Preparation timeline	▪ Prepare marketing materials in conjunction with alternatives assessment (3-4 weeks to finalize) ▪ Start NDA process in the interim (2-3-week process to conduct outreach / negotiate and sign NDAs) □ Include anti-teaming language in NDAs to preserve competitive tension
Materials for outreach	▪ Short-form investor presentation / teaser deck + public information package + financial model ▪ KPI data-pack and preliminary financing assessment (for sponsors)
Messaging	▪ Evaluate timing of publicly announcing the exploration of strategic alternatives – public announcement will pull interested parties forward □ Impetus to achieve transaction ahead of November make-whole warrants the catalyst a public announcement will provide ▪ Engage with insider shareholders to understand key objectives / support level for alternative transaction
Timeline	▪ Drive streamlined process that provides value indications within 4-6 weeks and sign within 2-3 months ▪ Targeting a close ahead of Nov-25 minimum return threshold implies a signed transaction by late July; earlier preferred to maintain flexibility □ Given typical public company timelines (~3 months to close), immediate process launch likely necessary
Buyer engagement / deal certainty	▪ Need to address head-on buyer concerns about being a stalking horse bid for Samoa □ Frame Samoa as a motivated but not guaranteed buyer □ Communicate that any insider proposal will be reviewed under the same criteria and timeline as third-party bids □ Convey relatively level financing playing field
Debt consent solicitation	▪ Consent solicitation unlikely to improve the process outcome ▪ Utilize Rothschild & Co's Debt Advisory team to receive leverage reads from credible lenders to expedite process end-game

20

 Potential strategic buyers  Rationale  Potential counterparties  Expands footprint to North America  Cross-sell opportunity into existing customer base  Enhances enterprise offerings  Global carriers  IoT connectivity  Expands geographic presence  Cross-sell opportunity into existing customer base  Expands vertical expertise  Significant synergy opportunity bringing customers on network  Protection against losses for legacy revenue streams  Enhances enterprise offerings  North American wireless carriers  Expands and / or converges wireless / fixed line offering  Protection against losses for legacy revenue streams  Managed network  Multiple strategic buyer categories that could be worth considering in a sale process  Category  Key buyer criteria  1 Capacity to complete a $600m+ acquisition  2 Familiarity and historic participation in the IoT / connectivity / networking space  3 Potential synergies  2. EXECUTIVE SUMMARY  21

2. EXECUTIVE SUMMARY

Potential strategic buyers (cont'd)

Select strategic acquiror company perspectives

	Strategic buyer	EV	EV / EBITDA[1]	Rationale	Financial capacity
IoT connectivity	DIGI	$1.0bn	10.0x	■ Rapidly expands Solutions segment revenue contribution for Digi ■ Digi has been on a multi-year effort to add recurring revenues; last large deal was in 2021	◕
	iBASIS	n.a.	n.a.	■ Opportunity to expand US footprint and establish regional enterprise relationships	◑
	kajeet	n.a.	n.a.	■ Recapitalized by former RacoWireless CEO with desire to consolidate IoT connectivity providers ■ Diversifies Kajeet's concentrated education end-market exposure	◑
	OptConnect	<$1.0bn (estimated)	Mid-teens (estimated)	■ Diversifies end-market mix; large presence in ATM, digital signage and kiosks today ■ Kona would be relatively large transaction for OptConnect / Graham Partners to consummate	◑
	ORBCOMM	$1.1bn (at acquisition)	17.6x (at acquisition)	■ Opportunity to increase scale at reasonable price; diversified satellite and industrial IoT exposure ■ Sponsor owner (GI Partners) actively looking for M&A opportunity to transform ORBCOMM's risk profile	◕
	samsara	$19.4bn	n.a.	■ Strengthen control of IoT connectivity stack and expands industry capabilities	●
	SEMTECH / SIERRA WIRELESS	$2.9bn	13.0x	■ Focused on adding IoT / cloud revenue streams	●
	wireless logic	$2.0bn (estimated)	20.0x (estimated)	■ Global story fundamental to future equity investors ■ Has repeatedly expressed interest in Kona in the past	●

Sources: Company filings, FactSet (as of April 8, 2025)
Note:
1. NTM adj. EBITDA

22

 Financial sponsors  Potential financial buyers  Sizable group of mid-to-large-cap sponsors  1 Capacity to complete a $600m+ acquisition  2 Familiarity and historic participation in the IoT / connectivity / networking / IT services space  Key buyer criteria  2. EXECUTIVE SUMMARY  23

2. EXECUTIVE SUMMARY

Immediate sale process – Potential outcomes & follow-on paths

Four likely paths following a formal process launch

#	Outcome	Implications	How to create leverage	Next steps
1	**Samoa submits and is most viable bid**	**Samoa provides compelling proposal that maximizes shareholder value** ▪ Increases certainty of closing ▪ Requires process protections to ensure fairness	▪ Ensure proposal reflects value created by standalone plan ▪ Stress uncertain path to Samoa liquidity until 2033, making an exit now the only viable value realization	▪ Support board in reviewing offer through Special Committee ▪ Continue running process to maintain competitive tension ▪ Consider go-shop provision to validate outcome post-signing
2	**Third-party viable bids – supported by Samoa**	**Finalize sale with third-party buyer** ▪ Strong validation of Company value ▪ Clean path to transaction realization ▪ Eliminates make-whole risk ▪ Eliminates risk of semi-blocking position held by Samoa and Amelia jointly		▪ Proceed with final negotiations and Special Committee / board approval of preferred bidder ▪ Diligence / definitive agreement drafting ▪ Negotiate with Samoa whether to redeem or roll preferred
3	**Third-party viable bids – not supported by Samoa**	**Confirm third-party bidder interest in pursuing a transaction despite insider opposition** ▪ Determine risk allocation between buyer and seller ▪ May require no-vote fee to buyer	▪ Use third-party bid to establish valuation floor ▪ Test Samoa and Amelia's group resolve ▪ Test Samoa and Amelia's desire to participate with third-party	▪ Pursue transaction ▪ Enter into agreement and solicit shareholder vote ▪ Prepare for implications of a failed vote
4	**No third-party viable interest / bids and Samoa does not participate in the sale process**	**Begin negotiations with Samoa or decide to remain standalone** ▪ Samoa most likely path forward ▪ Weakened negotiating leverage	▪ Frame Samoa's position as unattractive unless exit achieved to induce an offer	▪ Evaluate business plan / standalone value ▪ Engage with Samoa to negotiate take-private terms ▪ Evaluate capital structure alternatives

24

2. EXECUTIVE SUMMARY

Follow-on path – Proposal evaluation

Rothschild & Co would assist the Special Committee in a multi-step process to establish an informed view of a potential proposal from Samoa and / or a third-party

On a preliminary basis, Rothschild & Co would evaluate the following:

A — Assess standalone intrinsic Kona value

- What valuation range does the management plan yield for Kona as a standalone public company?
- What impact do upside / downside risks have on achievability of management's plan and value?

B — Standalone value comparison to proposal

- How does the proposal compare to standalone value for Kona?
- What are the risks to standalone value compared to the proposal?
- What is the availability of either incremental or better priced capital to support growth objectives? What is the impact on value?

C — Determine view of potential incremental value potential buyer could pay

- What does management's plan indicate potential buyer could pay?
- How might a prospective buyer's plan differ from management's plan and what potential value does that yield?
- In the event of an insider proposal, what is a likely point of indifference where the insider may prefer status quo?

Key workstreams

- Due diligence / business review with management*
  - Multi-year outlook
  - Comparison to historical results / performance
- Assessment of Management's long-term plan for the business*
  - Benchmarking vs. peers
  - Upside / downside scenarios
- Valuation analysis
  - Preparation of traditional methodologies
  - Value ranges implied by analysis
  - Review by Rothschild & Co Fairness Committee
- Capital structure / liquidity analysis
  - Impact of future refinancings / need for capital

- Potential buyer price sensitivity analysis
  - LBO of management's plan
- Private vs. public company outlook (less applicable; many analysts have discontinued coverage)
  - Model differences
  - Cost savings
- Review of regulatory approvals and timing

*Previously completed in advance of the sale process

25

 Appendix

 Illustrative offer price  $7.00  $7.00  Shares to purchase  17  17  (% of FDSO)  100%  100%  Gross equity ($m)  $119  17  $119  17  (+) Value of warrants  177  258  (+) Financing fees  (+) Redemption of pref 3  52  5 2  Illustrative sponsor investment requirement – Pre and post 11/15/25  Scenario:  Leverage / FCF  Debt  Leverage  Avg. cost  Cash interest  LFCF (’26E)1  1. LFCF reflects net income adjusted for non-cash D&A and capital expenditures, assuming 5.0x leverage and interest rate of SOFR + 500-550  (+) Deleveraging equity  31  31  Total equity ($m)  $332  $430  (+) Total debt  $273  $273  (-) Cash  (18)  (18)  Illustrative EV ($m)  $587  $685  Implied EV / Adj. 2025E EBITDA  9.1x  10.6x  Sources: Company filings, Wall Street research  Notes:  2.  Assumes 2% financing fees  3. Includes redemption of $153m Samoa preferred, accrued PIK interest and incremental make-whole following November 15, 2025  New sponsor, full refinancing (current)  $273m  5.0x  9.57%  $26m  $48m  New sponsor, full refinancing (YE 2025)  $273m  5.0x  9.57%  $26m  $48m  Includes redemption of Samoa preferred at 102 call + ~$21m in accrued PIK interest  Includes redemption of Samoa preferred at 101 call + ~$25m in accrued PIK interest + ~$57m incremental make-whole  APPENDIX  27

 Premiums paid analysis  Typical takeover premiums in the range of 30%–45%  Implied Kona share price based on share price premium 1-day  $2.73  $3.31  $3.01  $3.59  Implied Kona share price based on $2.27 current price:   $4.49  Sources: FactSet (as of April 8, 2025), Refinitv  Note: Includes transactions since 2017 with EV values greater than $250m, excludes target businesses in financial services, real estate, energy, biotechnology and pharmaceutical sectors  20.1%  32.5%  46.0%  58.4%  97.6%  25th percentile  Median  Mean  75th percentile  90th Percentile  Chart Title  Implied Kona share price based on share price premium 1-month  Implied Kona share price based on $2.27 current price:   $2.84  $3.11  $3.60  $4.13  24.9%  36.9%  43.7%  58.5%  82.0%  25th  percentile  Median  Mean  75th  percentile  90th  Percentile  Chart Title  $3.26  APPENDIX  28

APPENDIX

Existing capital structure overview and observations

As of 9/30/24 | Pricing as of 4/8/25

Capitalization overview ($m)

	Sep-24	Price	Interest rate	Maturity
$25m White Horse senior secured revolver	–		S+650	11/15/2028
$185m White Horse senior secured term loan	184	94.1	S+650	11/15/2028
$120m Convertible backstop notes	120		5.50%	9/30/2028
Total debt	**$304**			
$153m Series A-1 preferred[1]	177		13.0%	11/15/2033
Total debt and preferred	**$481**			
Cash and cash equivalents	(18)			
Net debt incl. preferred	**$462**			
Market capitalization (based on $2.27 stock price)	44			
Total capitalization	**$506**			

LTM adj. EBITDA	**$53**

Credit statistics	
Gross leverage	5.7x
Gross leverage (including preferred stock)	9.1x
Net leverage	5.4x
Net leverage (including preferred stock)	8.7x

Liquidity analysis

$25m SeniorSecured RCF	$25
- Amount outstanding	–
Facility available	**$25**
+ Cash and cash equivalents	18
Total liquidity	**$43**

Capital structure observations

1. Samoa is a permitted holder under the existing term loan and bonds, allowing it to acquire the Company without refinancing the current capital structure
2. Current market offers better terms (S+500-550bps vs. S+650bps); strong equity backing favors new sponsor
3. Competitive, covenant-lite financing likely attainable; ~5x EBITDA coverage possible

Sources: Bloomberg, company filings, S&P
Note:
1. 102 call, ~$21m accrued PIK

29

55%  36%  9%  Active  Passive  Individual  Kona shareholder base  Sources: Bloomberg, company filings, FactSet (as of 4/8/2025)  Shareholder base overview  Samoa, Amelia and Cook collectively own ~44% of Kona’s diluted shares outstanding  HS to re  flash  Overview of institutional shareholders  Investor details  Holding  Name  Type  %SO  %SO 12m chg.  Top 10 holders  Amelia  Active  24.8  -1.2  Samoa  Active  12.4  -1.6  Corient Private Wealth LLC  Passive  10.8  +9.7  Koch Industries, Inc. (Investment Management)  Active  10.2  -0.5  SB Investment Advisers (UK) Ltd.  Active  9.8  +11.2  Cook  Active  7.1  -0.3  Twilio, Inc.  Passive  5.1  -0.2  Jarman Terence James  Individual  5.1  -0.2  Marathon Asset Management LP  Active  1.8  +1.7  Liberty Mutual Insurance Co. (Investment Portfolio)  Passive  1.6  -0.1  Total top 10 holders  88.7  +18.5  APPENDIX  30

 Disclaimer  This presentation was prepared exclusively by Rothschild & Co US Inc. (“Rothschild & Co”) on a confidential basis.  Rothschild & Co has not assumed any responsibility for independent verification of any of the information contained herein and Rothschild & Co has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof, all of which are subject to change. Rothschild & Co does not have any obligation to update, bring-down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future.  This presentation provides summary information only and is being delivered solely for informational purposes. Rothschild & Co does not provide legal, tax or accounting advice of any kind. By receipt of this presentation, the recipient acknowledges that it is not relying on Rothschild & Co for legal, tax or accounting advice, and that the recipient should receive separate and qualified legal, tax and accounting advice in connection with any transaction or course of conduct.  Nothing contained herein shall be deemed to be a recommendation from Rothschild & Co to any party to enter into any transaction or to take any course of action.  This presentation is not intended to provide a basis for evaluating any transaction or other matter.  This presentation is confidential and may not be copied by, or disclosed or made available to, any person without the prior written consent of Rothschild & Co.  Rothschild & Co shall not have any liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with this presentation.